Exhibit 99.1



      JAKKS Pacific(R) Reports Record Third Quarter 2005 Results

       Third Quarter Net Income Increases 41% to $32.8 Million

         Company Reaffirms 2005 Revenue and Earnings Guidance


    MALIBU, Calif.--(BUSINESS WIRE)--Oct. 19, 2005--JAKKS Pacific, Inc. (NASDAQ:JAKK), a leading multi-brand company that designs and markets a broad range of toys, writing instruments and other consumer products, today announced record revenue and earnings results for the three and nine-month periods ended September 30, 2005.
    Third quarter net sales increased to $233.5 million in 2005, compared to $206.1 million in the comparable period last year. Net income for the third quarter of 2005 increased 41% to $32.8 million, or $1.05 per diluted share, compared to $23.3 million, or $0.76 per diluted share, for the same period last year.
    The Company's net sales for the nine months ended September 30, 2005 increased to $495.3 million, from $389.5 million during the same period in 2004. Net income for the first nine months of 2005 was $54.5 million, or $1.77 per diluted share, compared to first nine month 2004 earnings of $33.1 million, or $1.14 per diluted share.
    "We are pleased with our third quarter results and the current pace of our business as we head into the holiday season," said Jack Friedman, Chairman and Chief Executive Officer, JAKKS Pacific. "We continue to introduce and market new, innovative products, resulting in improved product placement at retail, all while maintaining careful cost controls and enhancing operating efficiencies. These efforts are clearly reflected in our record revenue, operating income and earnings for the first nine months of 2005."
    Friedman concluded, "We expect to realize our previously issued guidance for 2005 of approximately $660 million in revenue and earnings per diluted share of approximately $2.28. These results reflect the hard work and commitment of our employees, which have been the drivers of our past and, hopefully, will be for our continued achievements. We look forward to a successful Toy Fair, where we will be displaying our diverse product offerings across all JAKKS divisions."
    Stephen Berman, President and Chief Operating Officer, stated, "We have secured prime retail placement nationwide for the upcoming holiday season and are encouraged about our prospects based on retail sales from our retail partners. Many product lines in our diversified portfolio, including our Fly Wheels(TM) vehicle line, which recently made the 'Hot Dozen' list by Toy Wishes magazine, are performing extremely well. Our Cabbage Patch Kids(R) dolls and Doodle Bears plush lines, marketed under our Play Along division are also expected to enjoy a strong holiday season. We continue to be the leader in the Plug It In & Play TV Games(TM) category and are expanding our leadership position with new offerings based on kid-focused titles such as Disney Princesses, Dora the Explorer, and a new SpongeBob SquarePants title."
    Mr. Berman concluded, "We believe we are very well positioned for the upcoming holiday season and for beyond as well. Our financial position remains very solid, with approximately $293.2 million of working capital, including cash and equivalents of $228.1 million, and we have ample capacity to pursue additional strategic acquisition opportunities and to invest in our organic growth."
    JAKKS Pacific is hosting a teleconference today at 8:30 a.m. PDT (11:30 a.m. EDT) on October 19th, via the Internet at www.jakkspacific.com, www.CompanyBoardroom.com or www.StreetEvents.com. These websites will host an archive of the teleconference for 30 days. A telephonic playback will be available from 9:30 a.m. PDT on October 19th through 12 a.m. PST on November 2nd. The playback can be accessed by calling 888-843-8996 or 630-652-3044 for International callers, and entering passcode "9547026."

    About JAKKS Pacific, Inc.:

    JAKKS Pacific, Inc. is a multi-brand company that designs and markets a broad range of toys and consumer products. The product categories include: Action Figures, Art Activity Kits, Stationery, Writing Instruments, Performance Kites, Water Toys, Sports Activity Toys, Vehicles, Infant/Pre-School, Plush, Construction Toys, Electronics, Dolls and Pet Toys and Accessories. The products are sold under various brand names including JAKKS Pacific(R), Play Along(R), Flying Colors(R), Road Champs(R), Child Guidance(R), Pentech(R), Trendmasters(R), Toymax(R), Funnoodle(R), Go Fly a Kite(R), Color Workshop(R), Pet Pal(TM) and Plug It In & Play TV Games(TM). The Company also participates in a joint venture with THQ Inc. that has exclusive worldwide rights to publish and market World Wrestling Entertainment(R) video games. For further information, visit www.jakkspacific.com or www.tvgames.com.

    This press release contains forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations, estimates and projections about JAKKS Pacific's business based partly on assumptions made by its management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such statements due to numerous factors, including, but not limited to, those described above, changes in demand for JAKKS' products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, and difficulties with integrating acquired businesses. The forward-looking statements contained herein speak only as of the date on which they are made, and JAKKS undertakes no obligation to update any of them to reflect events or circumstances after the date of this release.


                 JAKKS Pacific, Inc. and Subsidiaries
                 Condensed Consolidated Balance Sheets


                                                  Sept. 30,   Dec. 31,
                                                    2005       2004
                                                 ----------- ---------
                                                    (In thousands)

                                ASSETS

Current assets:
  Cash and cash equivalents                        $228,053  $176,544
  Marketable Securities                                   -    19,047
  Accounts receivable, net                          144,334   102,266
  Inventory, net                                     73,876    50,000
  Prepaid expenses and other current assets          30,830    24,682
                                                   --------- ---------
     Total current assets                           477,093   372,539
                                                   --------- ---------

Property and equipment                               41,896    38,213
Less accumulated depreciation and amortization       30,095    27,273
                                                   --------- ---------
  Property and equipment, net                        11,801    10,940
                                                   --------- ---------

Goodwill, net                                       262,880   258,331
Trademarks & other assets, net                       38,602    45,136
Investment in joint venture                           3,609     9,816
                                                   --------- ---------
     Total assets                                  $793,985  $696,762
                                                   ========= =========


                 LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable and accrued expenses            $126,358  $108,976
  Reserve for sales returns and allowances           27,400    23,173
  Income taxes payable                               30,162    10,847
                                                   --------- ---------
     Total current liabilities                      183,920   142,996
                                                   --------- ---------

Long term debt                                       98,000    98,000
Deferred income taxes                                 4,237     4,281
                                                   --------- ---------
                                                    102,237   102,281
                                                   --------- ---------
     Total liabilities                              286,157   245,277

Stockholders' equity:
  Common stock, $.001 par value                          27        26
  Additional paid-in capital                        281,229   276,642
  Retained earnings                                 231,043   176,564
  Deferred compensation from restricted
   stock grants                                      (2,435)        -
  Accumulated other comprehensive income (loss)      (2,036)   (1,747)
                                                   --------- ---------
                                                    507,828   451,485
                                                   --------- ---------
     Total liabilities and stockholders' equity    $793,985  $696,762
                                                   ========= =========


                 JAKKS Pacific, Inc. and Subsidiaries
               Third Quarter Earnings Announcement, 2005
              Condensed Statements of Income (Unaudited)


                               Three Months Ended   Nine Months Ended
                                  September 30,       September 30,
                                 2005      2004      2005      2004
                               --------- --------- --------- ---------
                                (In thousands, expect per share data)

Net sales                      $233,500  $206,083  $495,267  $389,464
Less cost of sales
 Cost of goods                  115,823   100,754   246,175   194,120
 Royalty expense                 23,105    22,661    50,235    38,013
 Amortization of tools
  and molds                       1,120       867     3,120     3,783
                               --------- --------- --------- ---------
 Cost of sales                  140,048   124,282   299,530   235,916
                               --------- --------- --------- ---------
   Gross profit                  93,452    81,801   195,737   153,548
Direct selling expenses          20,082    19,258    52,951    39,578
Selling, general and
 administrative expenses         23,595    30,959    59,779    66,164
Depreciation and amortization     2,557     1,667     7,500     4,684
                               --------- --------- --------- ---------
   Income from operations        47,218    29,917    75,507    43,122
Other income (expense):
 Profit from Joint Venture          238       911     1,541     1,275
 Other expense                   (1,401)        -    (1,401)        -
 Interest, net                      251      (785)       18    (1,954)
                               --------- --------- --------- ---------
Income before provision for
 income taxes                    46,306    30,043    75,665    42,443
Provision for income taxes       13,553     6,788    21,186     9,393
                               --------- --------- --------- ---------
Net income                      $32,753   $23,255   $54,479   $33,050
                               ========= ========= ========= =========
 Earnings per share - diluted     $1.05     $0.76     $1.77     $1.14
 Shares used in earnings per
  share - diluted                32,088    31,919    32,182    31,243


    CONTACT: JAKKS Pacific, Inc.
             Genna Rosenberg, 310-455-6235
             or
             Integrated Corporate Relations
             John Mills, 310-395-2215